EXHIBIT 23.2

                    Consent of Independent Chartered Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-XXXXX) pertaining to the Amended and Restated Prudential Steel, Ltd. Stock Option Plan of Maverick Tube Corporation of our report dated January 31, 2000 (except for Note 9 which is as of August 8, 2000), with respect to the consolidated financial statements of Prudential Steel Ltd. for the years ended December 31, 1999, 1998 and 1997 included in Maverick Tube Corporation's proxy statement on Schedule 14A, filed August 11, 2000 with the Securities and Exchange Commission and attached as an exhibit to Maverick Tube Corporation's Form 8-K dated August 30, 2000.


                                               /s/   Ernst & Young LLP
                                               Chartered Accountants

September 26, 2000
Calgary, Canada